                                                                   Exhibit 10.15


                                            CONFIDENTIAL TREATMENT REQUESTED
                                            UNDER C.F.R. SECTIONS
                                            200.80(b)(4), 200.83 AND 230.406

                                            **** INDICATES OMITTED MATERIAL THAT
                                            IS THE SUBJECT OF A CONFIDENTIAL
                                            TREATMENT REQUEST FILED
                                            SEPARATELY WITH THE COMMISSION



(BANTA PUBLICATIONS GROUP LOGO)

Eastern Region
2849 Paces Ferry Road, Suite 340
Atlanta, GA 30339-0767
770-436-78OO FAX 770-436-2787
E-MAIL: beaton@banta.com

Robert F. Eaton
Vice President Sales

May 16, 2006

Mr. Stuart Christian
Network Communications, Inc.
2305 Newpoint Parkway
Lawrenceville, GA 30046

Dear Stuart,

This document is a comprehensive summary of the formal contract language that has been negotiated on your behalf by AL Faer. The actual contract language shall be agreed upon within thirty (30) days. At Al's request we have created this document for your signature as a working commitment between Network Communications and Banta that will essentially enable Banta to launch the financial investment in prepress technology that is outlined in the prepress workflow summary. Please review this document at your earliest opportunity and let me know if you have any questions. If the language is acceptable to you I would ask that you sign two copies (enclosed) and return them both to me for counter signature by our group President.

NETWORK/BANTA PROPOSAL SUMMARY
5/15/06

CONTRACT/TRIAL PERIOD............

- Banta agrees to provide Network a trial period, not to exceed 6 months in duration, commencing on June 1, 2006 and effective through November 31, 2006. If Banta meets Network's performance expectations prior to expiration of the 6 month trial period, the contract renewal may be fully executed prior to November 1, 2006, as mutually agreed. The last proposed Agreement (Contract #C-3794XX5, dated September 16, 2005), will be amended to reflect a 3 year and 5 year option, both incorporating a 6 month trial period. Within 30 days of expiration of the trial period, Network shall notify Banta in regard to their intentions going forward. Should Network choose to stay with Banta, the Agreement will be amended to reflect a 3 year or 5 year term (term inclusive of completed 6 month trial period). Should Network choose to terminate the Agreement, the Agreement shall terminate 60 days subsequent to Banta receiving written notification from Network.

- Magazine titles have been removed from the agreement as a reflection of this being a volume based agreement. The agreement provides Network Communications with an immediate opportunity to move up to **** million of manufacturing/ink sales while maintaining a minimum volume with Banta not lower than **** million of manufacturing/ink sales in support of the agreed upon manufacturing pricing.

PRICING............

-    Pricing shall be reduced to reflect annual savings of approximately
     **** based upon current sales volume, becoming effective upon agreement between the parties. Such reductions would be comprised of the following:

BANTA PUBLICATIONS GROUP IS A DIVISION OF BANTA CORPORATION

Network/Banta Proposal Summary
Page Two


No charge for setup - CTP           ****
Reduced Ink rates                   ****
No per page charge for prep - CTP   ****
Reduced MR's - text                 ****
                                    --------
                                    ****

     Additionally, ganging covers on press will provide Network the opportunity to save approximately **** annually.

- Reduced manufacturing pricing would be guaranteed for three years through May 31, 2009. Manufacturing cost increases would be capped at the lesser of **** or the change in CPI Index for years four and five of the five year option.

- Based upon all current qualifying titles, Network should expect to save approximately **** annually in Co-Mail savings (see attachment A).

PAYMENT TERMS........

- Payment terms have been amended to reflect the actual invoice preparation and payment workflow which provides Network with a **** prepay discount applicable to each invoice (less freight and postage) if paid within (5) business days of receipt of the invoice electronically. Payment terms could also be extended to Net 45 days upon credit approval should Network elect to discontinue taking advantage of the prepayment discount.

TECHNOLOGY INVESTMENT.........

- Upon execution of revised Agreement, Banta will implement pre-press workflow enhancements (as outlined in attachment B), not to exceed a total Banta investment of ****. Upon implementation, this amount will be amortized over 3 years. Should Network terminate the Agreement at any time during such 3 year period, Network would be required to reimburse Banta for the unamortized portion of the technology investment, and/or, if applicable and mutually agreed, equipment would be returned to Banta.

SIGNING BONUS..........

- Upon execution of a 3 year or 5 year Agreement (term inclusive of 6 month trial period), Banta will provide Network a one time signing bonus in the amount of **** for a 3 year Agreement or **** for a 5 year Agreement.
     Such bonus will be paid in full to Network in the form of a check within
     (10) business days of signing the agreement and will be amortized over the term of the Agreement.

Network/Banta Proposal Summary
Page Three


NETWORK'S RIGHT TO MOVE WORK / BANTA'S RIGHT OF FIRST REFUSAL...........

- Network shall have the right, during the term, of the Agreement, to move work currently under contract with Banta to another printer, not to exceed $1,200,000 in manufacturing / ink sales. Related to this provision, Network agrees to give Banta the right of first refusal on any new publications Network acquires during the term of the Agreement and / or publications currently published by Network but printed elsewhere (i.e. Atlanta Home Improvement). This first right of refusal assumes that Banta is meeting Network's quality and service expectations.

QUALITY AND PERFORMANCE...........

- Section 6 of the contract outlines Banta's Quality and Performance commitment which is written to protect Network Communications in the event Banta is not meeting Network Communications quality and service expectations on a consistent basis after the initial 6 month trial period. The language reads such that if two or more failures occur in a 12 month period that Network would have the right to terminate the agreement with 60 days written notice to Banta.

REFERENCED ATTACHMENTS...........

-    Revised contractual Agreement (reflecting term of 6 month trial period)

-    Attachment A--Co-Mail savings

-    Attachment B--PrePress Workflow Enhancements

AGREED TO:                              AGREED TO:

Network Communications, Inc.            Banta Publications Group
                                        (a division of Banta Corporation)


By: /s/ Gerard Parker                   By: /s/ Kimberly Williams
    ---------------------------------       ------------------------------------
    (signature)                             (signature)
Printed Name: Gerard Parker             Printed Name: Kimberly Williams
Title: CFO                              Title: President, Publications Group
Date: 5/17/06                           Date: 5/17/06

                                                               Contract C-3794X3

                          NETWORK COMMUNICATIONS, INC.
                                 APRIL 29, 2003

1. SUBJECT AND TERM OF AGREEMENT NETWORK COMMUNICATIONS, INC. ("Customer"), a Georgia corporation located at 2305 Newport Parkway, Lawrenceville, Georgia 30046 and BANTA PUBLICATIONS GROUP ("Printer"), a division of the Banta Corporation located at 3401 Heartland Drive, Liberty, Missouri 64068-O298 agree that Printer shall print all of Customer's requirements for the publication(s) identified as UNIQUE HOMES MAGAZINE, CHARLOTTE APARTMENT FINDERS, and ATLANTA APARTMENT FINDERS commencing May 1, 2003 and continuing through September 30, 2005. Printer shall perform those printing services in accordance with the specifications and within the time(s) set forth, respectively, in the attached Specifications Schedule, and the Production Schedule either attached or (if not attached) established by mutual agreement of the parties conforming to Section 25 below. This Agreement shall replace the prior Agreement (see Contract #C-3794R2 dated June 28, 2001) in its entirely. This Agreement shall also apply to other, future work performed by Printer for Customer, as provided in Section 23 below. Upon expiration of the initial term, this Agreement shall be renewed for successive periods of one (1) year each, unless either party gives written notice to the other party of its intent to terminate this Agreement not less than ninety (90) days prior to the expiration of the initial or any successive renewal term.

If at any time during the term of this Agreement Customer chooses to produce a title or titles included in this Agreement at Customer's own printing facility (facility owned / operated by Customer), Customer shall have the right to move such titles upon ninety (90) days written notification to Printer and upon full payment to Printer for all amounts owed on such title(s).

2. PRICES. Prices for Printer's services are set forth in the attached Price Schedule. Those prices are based upon (i) Printer's labor costs on the date of this Agreement, (ii) Printer's material costs on the date of this Agreement and
(iii) Customer's specifications set forth in the Specifications Schedule. Any volume or trade discounts earned with respect to materials or services utilized by Printer or for which Printer contracts on behalf of Customer in connection with Printer's performance under this Agreement shall he and remain the property of the Printer.

Prices may be adjusted by Printer solely to reflect additional costs resulting from changes in quantities or specifications; such adjustments will be calculated at Printer's standard rates in effect on the date of such changes, if applicable, and otherwise on any reasonable basis established by Printer. Prices may also be adjusted as provided in Section 3. Printer shall provide reasonable advance notice of price adjustments, which shall not be less than 30 days.

Customer recognizes that Printer's prices are exclusive of: (a) transportation charges, (b) charges for storage of paper and other materials furnished by Customer and of finished goods produced by Printer and (c) any manufacturer's, retailer's occupation, use, sales, excise, value added or other tax, or any charge of any nature whatsoever imposed by any governmental authority. Any such tax or charge shall be the responsibility of the Customer; charges for storage and transportation by Printer shall be based on Printer's standard rates in effect from time to time.

3. PRICE ADJUSTMENTS.

A. Except as provided in Section 2 above and in subsections 3B and 3C below, prices in this Agreement shall remain firm through December 31, 2003. Prices shall be adjusted on January 1, 2004 and every 12 months thereafter to proportionately reflect any increases or decreases, since the effective date of this Agreement, in labor costs, including state or federal social security taxes or other taxes related to labor utilization, not to exceed the lesser of three percent (3%) or the change in the Consumer Price Index, U.S. City Average for All Urban Consumers (CPI) over the previous years CPI.

B. If at any time after December 31, 2002, Printer's costs of materials employed in connection with its services under this Agreement, including but not limited to film, plates, ink, adhesives and energy at utilities, but excluding paper, shall increase or decrease, then the prices for Printer's services shall be adjusted in proportion to such increase or decrease, effective the date of the cost increase or decrease to Printer. Printer shall provide reasonable advance notice of any such price adjustments, which shall not be less than 30 days.

C. If at any time after the effective date of this Agreement the Printer's purchase order cost of paper required in the performance of Printer's services under this Agreement shall increase or decrease, then the prices for Printer's services shall be adjusted in proportion to such increase or decrease, effective the date of this change in the Printer's purchase order cost. Printer shall provide reasonable advance notice of any such price adjustments, which shall not be less than 30 days.

D. Printer will, on or before the effective date of any price change under this Agreement, provide to Customer notice and an explanation of such change, together with appropriate supporting data.

E. Printer agrees to rebate a certain percentage of the aggregate annual billings, excluding paper, shipping & handling, and postage, invoiced to Customer by Printer upon achieving the following annual sales levels:

Sales Range            Rebate Percentage
-----------            -----------------
$1,250,000-1,500,000          ****
$1,500,000-1,750,000          ****
$l,750,000-2,000,000          ****
$2,000,000-2,250,000          ****
$2,250,000+                   ****

The rebate will be calculated on a twelve month, calendar year basis, January 1(st) tough December 31(st) (beginning with the 2003 calendar year), and shall include all work invoiced to Customer by Printer, excluding paper, shipping & handling, and postage, within the respective twelve month period. The rebate, if any, will be issued to Customer in the form of a check within forty-five (45) days of the expiration of each twelve month period.

4. PAYMENT TERMS.

A. Net payment shall be due 30 days from invoice date, except as provided in subsection C below. Customer may deduct, as an early pay discount, an amount equal to two percent (2%) of the invoice amount (excluding shipping/handling and postage), if payment is received within ten (10) days of invoice date; or Customer may deduct, as a prepay discount, an amount equal to three percent (3%) of the estimated invoice amount (excluding shipping/handling and postage), if full payment is received with incoming materials prior to production. In the event that Printer commences legal action to collect any sums due to Printer under this Agreement, Customer shall be responsible to reimburse Printer for Printer's costs of collection, including but not limited to Printer's attorneys' fees. Past-due invoices are subject to a service charge of 1-1/2% per month on the outstanding balance or, if less, the maximum such charge permitted by applicable law. Upon notice to Printer pursuant to Section 17, disputed items shall not be subject to a service charge, provided that Customer does not withhold payment of undisputed amounts.

B. Printer shall invoice Customer as follows:

(1) Preparatory work, plates, presswork, binding, cartons, pallets, services preparatory for mailing finished work, freight and shipping charges, and paper furnished by Printer - upon completion of Printer's services with respect to each shipment of work under this Agreement; provided, however, that if the Customer delays the performance of Printer's services as established in the Production Schedule, printer may invoice for services rendered to date.

(2) Storage of paper and other materials furnished by Customer and of finished work produced by Printer - as incurred by Printer.

C. In advance of the mailing date for publications to be mailed. Customer shall deposition the appropriate postal service office sufficient funds to cover all postage, permit fees and other postal service charges. Printer will handle all arrangements with the postal service and render statements of amounts due for postage, fees and other postal services.

5. PRODUCTION SCHEDULE. Each of the parties will use its best efforts to comply with the Production Schedule at all times. Customer's delay in furnishing and/or returning all paper, copy, specifications, artworks, proofs, copies or other material in accordance with the Production Schedule may result in an extension of scheduled delivery date(s) and/or additional charges to Customer for accelerated production at Printer's standard overtime rates then in effect.

6. QUALITY AND PERFORMANCE. If Printer shall fail in any material respect to perform the work, in accordance with the agreed upon standards or schedules, except for (i) any failure caused by Customer's failure to meet any of its obligations in the production schedule, or (ii) any failure caused by Customer's original material, the Customer shall have the right to terminate this Agreement pursuant and subject to the following provisions: Customer shall give Printer written notice specifying in detail the failure or failures it claims. If such failures occur in two (2) or more issues within the same 12 month period, Customer shall have the right to terminate this Agreement by giving Printer written notice to that effect, in which case this Agreement will terminate sixty
(60) days thereafter. In the event of such termination, Customer shall be obligated to make full payment to Printer for the work in process and further work performed by the Printer under this Agreement. Upon request, Printer shall deliver to Customer F.O.B. Printers dock, all artwork film, paper and other property of the Customer then in possession of the Printer, upon full payment of amount owed to Printer.

7. PROOFS. Printer shall furnish Customer the proofs and materials set forth in the Specifications Schedule; and Customer shall return to Printer one set of proofs for each completed page indicating any and all changes (editorial and art). Press standing time awaiting Customer's approval shall be charged to Customer at Printer's standard rate then in effect for press standing time. Printer shall not be liable for errors or subsequent corrective costs for work completed pursuant to Customer's approval or for errors due to Customer's failure to order proofs, refusal to accept proofs, failure to return proofs marked with changes, or Customer's instructions to proceed without submission of proofs.

8. MATERIALS FURNISHED BY CUSTOMER. Paper stock, film (negatives and positives), and other materials furnished by Customer shall be properly packed, free from dirt, grit, torn sheets, bad splices, etc. and shall comply with the specifications set forth in the Specifications Schedule, and with SWOP standards. Additional costs due to delays, impaired production or the necessity to repair or replace such materials because of Customer's failure to meet such standards shall be charged to Customer at Printer's standard rates then in effect. Semi-finished materials or covers furnished by Customer shall include manufacturing waste allowances Printer deems adequate and shall be adjusted to Printer's count.

Printer shall not be liable for the fitness of any materials furnished by Customer unless directed by Customer, at additional cost to Customer, to make corrections, repairs, or substitutions Printer deems necessary. In no event does Printer assume responsibility for color fidelity of finished goods made from film furnished by Customer, unless proofed by Customer to Printer's requirements.

9. RESPONSIBILITY FOR CONTENT; RIGHT TO RESCIND. Customer warrants that any matter it furnishes for printing pursuant to this Agreement does not infringe any copyright or trademark, is not libelous or obscene, and does not otherwise violate any law or infringe the rights of any third party. Customer agrees to indemnify and hold Printer harmless against all losses, claims, damages, liabilities and expenses, including Printer's attorneys' fees, which Printer may incur as the result of any claims of such violation or infringement. Printer shall have the right, without liability of any kind to Customer, to refuse to print any publication containing material that, in Printer's good faith judgment, (a) may give rise to such claims, or (b) be considered scandalous or offensive to some viewers or readers.

10. BUSINESS REPLY MAIL. Customer shall be responsible for complying with all postal service requirements concerning business reply mail; and Printer shall not be liable to Customer for any damages or claims whatsoever in the event that business reply mail is rejected by the postal service.

11. QUANTITY VARIATION. Variations in quantity of 5% over {for quantities 0-15,000), 3% over (for quantities 15,000-50,O00), or 2% over (for quantities 50,000+), and 0% under quantities ordered shall constitute acceptable delivery; and the excess or deficiency shall be charged or credited at the "additional thousands" rate set forth in the Price Schedule.

12. WARRANTY. Printer warrants that its services shall be performed according to the terms of this Agreement and standards acceptable in the printing industry. However, due to differences in equipment, paper, inks, and other conditions between the color proofing and production pressroom operations, a reasonable variation in color, between color proofs and the completed job, and a reasonable variation on press, may exist. Work containing such variations shall be considered in conformity with this warranty.

THIS WARRANTY IS EXCLUSIVE AND IN LIEU OF ANY OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE.

13. RISK OF LOSS. The risk of loss of finished work shall pass to the Customer F.O.B. the facilities at which the same was printed, upon the earlier of Printer's delivery to courier or postal service, or delivery into storage, regardless of whether the transport medium or storage facilities are owned and/or operated by Printer. The risk of loss of property furnished and/or owned by Customer shall be on Customer while such property is at the facilities at which printing is to occur, whether before or after the printing process, and while in transit to and from those facilities. Printer shall bear the risk of loss during the printing process to the extent of any all-risk insurance coverage therefore,

14. PASSAGE OF TITLE. Title to finished goods shall pass to Customer upon the earlier of Printer's delivery to carrier or postal service, or delivery into storage, regardless of whether the transport medium or storage facilities are owned and/or operated by Printer. Artwork, drawings, sketches, dummies, film positives, negatives, and separations furnished by Printer shall become the property of Customer upon completion of printing and payment therefore; provided, however, that if such items are furnished by Printer by subcontracting the production thereof, then title thereto shall pass to Customer upon shipment to Printer. All printing plates shall be and remain the property of Printer.

15. STORAGE. Customer's materials which are in film form shall be stored without charge for a period of 12 months from the time of last use and thereafter destroyed. If Customer's materials other than film are not shipped within 24 hours after notification to Customer that they are ready, to be shipped, for any reason beyond Printer's reasonable control, including but not limited to Printer's retention of such materials pursuant to Section 19 below, Printer may store such materials at Customer's risk in a warehouse or at the facilities at which printing occurred, and Customer shall pay all resulting handling, transportation and storage charges as invoiced by Printer.

16. CONTINGENCIES. Printer shall not be liable for any delay or failure to perform under this Agreement if such delay or failure to perform arises out of causes beyond its reasonable control, including but not limited to labor trouble, fires, severe weather and other acts of God, accidents, governmental acts and regulations, inability to obtain materials or carrier space or equipment, or delays of suppliers or carriers. Printer shall give notice to Customer of any such condition within a reasonable time after it arises.

If Printer's operations are suspended for any of the above causes for a period of greater than 45 days, Customers shall have the right to have the services covered by this Agreement performed elsewhere. However, Customer shall not make such arrangements for a longer period than is reasonably necessary; and it is agreed that when Printer resumes operations, upon 30 days prior written notice, Printer shall be entitled to provide all services in connection with all subsequent work covered by this Agreement. Customer shall have the right in the situation first described in this paragraph to remove from Printer's plant any and all completed work, proofs, film, paper, and other material and uncompleted work only upon payment to Printer for all services rendered and materials furnished or ordered by Printer prior to the date written notice of Customer's election to have said work completed elsewhere is received by Printer, and only subject to Printer's rights under Section 19 below.

17. CLAIMS. All claims for defective or damaged product or for shortages must be made by Customer in writing fully setting forth the nature of the alleged defect, damage or shortage, within 30 days after Customer's receipt thereof. Customer's failure to so notify Printer shall constitute irrevocable acceptance of the product and a waiver of any claim of defect, damage or shortage. Claims for damage or loss in transit must be made by Customer directly against the carrier.

18. LIMITATION OF REMEDIES. Customer's sole and exclusive remedy for Printer's negligence or other tort, breach of warranty or contract or any other claim arising out of or connected with this Agreement shall be the return of the selling price allocable to that portion of the work which is nonconforming or, at Printer's option, printing of a correction in subsequent work, if applicable,

IN NO EVENT SHALL PRINTER BE LIABLE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, WHETHER FOR BREACH OF CONTRACT OR WARRANTY, NEGLIGENCE OR OTHER TORT OR ON ANY STRICT LIABILITY THEORY.

19. PRINTER'S SECURITY INTEREST AND RIGHTS UPON CUSTOMER'S DEFAULT. By Execution of this Agreement, Customer grants to Printer a security interest in any property of Customer which may at any time come into the possession of Printer, to secure all obligations of Customer to Printer, whether arising prior or subsequent to the effective date of this Agreement, and whether or not arising out of or relating to this Agreement. If any amount due Printer from Customer shall remain unpaid at the due date, or if Customer defaults in the performance of any other covenant or condition of this Agreement or any other agreement with Printer, Printer shall have the right to terminate its obligations under this Agreement, to declare immediately due and payable all obligations of the Customer for the work theretofore furnished by the Printer under this Agreement, to retain possession of any product or materials owned by Customer (including but not limited to work-in-process and undelivered work) pending payment in full of all such obligations, to change credit terms with respect to any further work furnished by Printer, and/or to suspend or discontinue any further performance for Customer until overdue amounts are paid in full and until cash or security satisfactory to Printer covering further work, as may be required by Printer, is deposited in advance with Printer. These rights of Printer shall be in addition to and not in substitution for any other rights of Printer; and suspension or discontinuance of work by Printer pursuant in this Section shall not in any way prejudice any claim or right of action which Printer may have by reason of any breach of this Agreement or any other agreement by Customer.

20. RIGHT TO ASSURANCE. Whenever either party in good faith has reason to question the ability or intent of the other party to perform, the party having such question may demand in writing adequate assurance from the other party of its ability or intent to perform, and may suspend performance under this Agreement pending such assurance. In the event that such a demand is made and such assurance is not given within a reasonable time, the party having made such demand may treat that failure as on anticipatory repudiation of this Agreement and exercise any appropriate remedy for repudiation,

21. BANKRUPTCY. If Customer makes an assignment for the benefit of creditors, or admits in writing its failure or inability to pay its debts as they become due, or becomes the subject of an "border for relief" within the meaning of that phrase in the U.S. Bankruptcy Code, or applies for or consents to the appointment of a receiver for any of its property, Printer may terminate this Agreement at any time, effective immediately upon notice. Such termination shall not relieve either party from any obligations accrued under this Agreement up to the date of notice of termination.

22. WAIVERS. No waiver by either party of any default by the other in the performance of or compliance with any provision, condition or requirement in this Agreement shall be deemed to be a Waiver of, or in any manner release such other party from compliance with any such provision, condition or requirement in the future; nor shall any delay or omission of either party to exercise any right under this Agreement or otherwise in law in any manner impair the exercise of any such right thereafter.

23. OTHER WORK. In the event that, at any time during the term of this Agreement, Customer requests that Printer perform any work not related to the publication(s) identified in Section 1 above, and Printer agrees to do so, all rights and liabilities of Customer and Printer arising in connection with such other work (as well as the rights and liabilities of the parties in connection with Printer's work on the publication(s) identified in Section 1 above) shall be governed exclusively by the terms and conditions contained in this Agreement; provided, however, that, with respect to such other work, the Specifications, Price and Production Schedules to this Agreement shall be superseded by specifications, scheduling terms, quantities and prices set forth in accepted orders to the extent that the same are inconsistent with such Schedules. No additional or different terms contained in any of Customer's forms or other correspondence shall be of any force or effect.

24. ENTIRE AGREEMENT. The attached Specifications Schedule and Price Schedule and the Production Schedule either attached or established in accordance with this Agreement form a part of this Agreement. This Agreement, together with such Schedules, is intended by the parties as the final and exclusive expression of their agreement, superseding all prior oral or written agreements, understandings, negotiations, representations and correspondence between the parties, on the subject of this Agreement. There are no conditions to this Agreement not expressed in this Agreement.

25. AMENDMENT. Except as provided in Sections 2 and 3, this Agreement, including the Schedules made a part of this Agreement, may be amended or supplemented only by a writing signed or behalf of both of the parties by their duly authorized representatives. In the event that the Production Schedule is not attached, mutual Agreement to a Production Schedule shall be established only by a writing so signed.

26. ASSIGNMENT. Customer shall not assign any of its rights under this Agreement without the prior written consent of Printer. Subject to any required consent, this Agreement shall inure to the benefit of and shall bind the successor and assigns of the parties to this Agreement.

27. NOTICES. Notice required or permitted by this Agreement shall be deemed given only upon enclosure of such notice in an adequately post-paid envelope, deposited in a U.S. Post Office, sent certified mail - return receipt requested, and addressed to the party to be given notification at the address to which it has previously notified the party giving notice that notices are to be sent or, otherwise, to the address for the party receiving notice first set forth in this Agreement.

28. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the state of Georgia.

29. JURISDICTION AND VENUE. Each party hereby agrees that all disputes arising out of or relating to this Agreement shall be resolved by the state courts situated in the county where Printer's invoice(s) for its services is generated, or by the federal district court for the federal judicial district of which such county is a part. Each party hereby consents to the exclusive jurisdiction of such courts with respect to such matters.

If the above terms are satisfactory, please sign two copies of this document and return them. It will then be an offer, subject to acceptance by an authorized agent of Printer at any time prior to 30 days after the date first above written. Upon acceptance, Printer will return one fully executed copy of the Agreement to Customer; and this Agreement will be a binding contract between Printer and Customer.

Respectfully submitted,


By /s/ Bob Eaton
   ----------------------------------
   Bob Eaton, Sales Representative


AGREED TO:                              AGREED TO:

NETWORK COMMUNICATIONS, INC.            Banta Publications Group
(Customer)                              (a division of Banta Corporation)
                                        ("Printer")


By: /s/ Daniel McCarthy                 By: /s/ Peter Hansen
    ---------------------------------       ------------------------------------
Title: President & CEO                  Title: President
Date: 5-21-03                           Date: 6/10/03

NETWORK COMMUNICATIONS, INC
Lawrenceville, GA

AF OF ATLANTA, GA
2003 PROPOSED PRODUCTION SCHEDULE
(approximately 500 pages + cover wrap & Inserts) QTY = 160k

                                          JULY 3      OCTOBER 1     JAN 5        OLD
ACTIVITY                                 DIST DATE    DIST DATE   DIST DATE   SCHEDULE
--------                                ----------   ----------   ---------   --------
Paper Ordered (6 weeks before page
files leave NCI for BANTA)                14-Apr       28-Jul       1-Oct
ALL MATERIALS DUE TO NCI                  27-May       25-Aug       17-Nov     24-Nov
Book Pg Count and specs sent to Banta
for Pre-Bill                              28-May       26-Aug       19-Nov     25-Nov
Laser proofs go OUT to ME                  2-Jun        2-Sep       24-Nov      1-Dec
EXACT REPEAT pages approved, back to
production                                 5-Jun        4-Sep       2-Dec       3-Dec
EXACT REPEAT pages Postscript to IMPO      5-Jun        4-Sep       2-Dec       3-Dec
Book Pre-Bill sent to NCI from BANTA       4-Jun        3-Sep       26-Nov      4-Dec
Book Pre-Bill approval to Brenda
Walker for payment (by 5 PM)              10-Jun        9-Sep       2-Dec       9-Dec
ALL Laser Proofs due BACK to NCI by
9:00 AM                                    9-Jun        8-Sep       4-Dec       8-Dec
Customer Alterations Made                June 9-11    Sept 8-11    Dec 4-9    Dec 8-11
Internal Postscript pgs to IMPO
begins at NOON                             9-Jun        8-Sep       2-Dec       8-Dec
Bulk of Internal Postscript pgs to
IMPO                                    June 10-12    Sept 9-12    Dec 8-10
Internal QC and approval                June 11-13    Sept 9-12    Dec 8-10
PDF files written to CD                 June 12-13   Sept 11-15    Dec 9-11
CDs sent to BANTA                         June 14
                                        (Saturday)     15-Sep       11-Dec     15-Dec
All files due at BANTA                    16-Jun       16-Sep       12-Dec     16-Dec
Proofs from Bants Arrive at NCI
for quality check, returned same
day                                       18-Jun       18-Sep       16-Dec     18-Dec
All proofs & corx due at Banta            19-Jun       19-Sep       17-Dec     19-Dec
Estimated Press Check                   June 20-23   Sept 22-23   Dec 18-19
When Printing is complete, BANTA to
send NCI report on paper consumption
Partial Pick-Up from BANTA ship dock       2-Jul        1-Oct       30-Dec
First Cover arrives at NCI dock            3-Jul        2-Oct       31-Dec
First Cover on Street                      7-Jul        6-Oct      5-Jan-04
When job is complete, BANTA sends
copies of actual Bill of Lading(s) to
NCI.

                    Atlanta Publisher Deadlines to Production

                 Production TEAM Deadlines to Atlanta Publisher

                         BANTA/Production TEAM Deadlines
  Color Laser proof method for QC & to Banta needs to the addressed - E7000 or
                                 Minolta Proofs

ATLANTA AF PROPOSED BANTA SCHEDULE 2003

NETWORK COMMUNICATIONS, INC
Lawrenceville, GA

AF OF CHARLOTTE NC
2003 PRODUCTION SCHEDULE
(approximately 340 pages + cover wrap)

                                              QTY: 61,190    QTY: 61,190      QTY: 61,190
                                                 SUMMER          FALL            WINTER
ACTIVITY                                          2003           2003            2003
--------                                      -----------   -------------   ---------------
ALL MATERIALS DUE TO NCI                         17-Mar         16-Jun          15-Sep
Book Pg Count and specs sent to Banta for
   Pre-Bill                                      20-Mar         24-Jun          18-Sep
Laser Proofs go OUT to ME                        24-Mar         23-Jun          22-Sep
EXACT REPEAT pages approved, back to
   production                                    27-Mar         26-Jun          25-Sep
EXACT REPEAT pages Postscript to IMPO            27-Mar         26-Jun          25-Sep
Pre-Bill Information sent to NCI                 27-Mar         26-Jun          25-Sep
ALL Laser Proofs due BACK to NCI by 9:00 AM      31-Mar         30-Jun          29-Sep
Customer Alterations Made                     April 1 - 5     July 1 - 5    Sept 30 - Oct 3
Internal Postscript pgs to IMPO begins
Bulk of Internal Postscript pgs to IMPO      April 2 - 4    July 2 - 3, 5     Oct 1 - Oct 3
Internal QC and approval                     April 3 - 5      July 3 - 7       Oct 2 - 6
PDF files written to CD                      April 4 - 6     July 5 - 7       Oct 3 - 6
CDs sent to BANTA                                6-Apr          6-Jul            5-Oct
All files due at Banta                           7-Apr          7-Jul            6-Oct
Proofs from Banta Arrive at NCI for quality
   check, returned same day                      9-Apr          9-Jul            8-Oct
All proofs & corx due at Banta                   13-Apr         13-Jul          12-Oct
Estimated Press Check (Start Press Date)         15-Apr         15-Jul          14-Oct
Start Binding Date                               17-Apr         17-Jul          16-Oct
Pick-Up "A" Cover from BANTA ship dock           23-Apr         23-Jul          22-Oct
First Cover arrives at NCI dock                  24-Apr         24-Jul          23-Oct
First Cover on Street
When job is complete, BANTA sends copies of
actual Bill of Lading(s) to NCI.

Atlanta Publisher Deadlines to Production
Production TEAM Deadlines to Atlanta Publisher
BANTA/Production TEAM Deadlines

CHARLOTTE FOR BANTA SCHEDULE 2003

                           UNIQUE HOMES 2003 SCHEDULE
                                 FINAL 10/21/02

Trim size 9.0 X 10.8750

                               REVISED REVISED
ISSUE                           D/J 03  F/M 03          A/M 03                   J/J 03          A/S 03  O/N 03
-----                          On sale On sale         On sale                  On sale         On sale On sale
                                date     date            date                     date            date    date
                                10-Dec  11-Feb CBNCA#1  8-Apr  ELITE 03 CBNCA#2  10-Jun CBNCA#3  12-Aug  7-Oct  CBNCA#4
                               ------- ------- ------- ------- -------- ------- ------- ------- ------- ------- -------
Sales Close                      1-Oct  27-Nov          27-Jan  28-Feb           31-Mar          30-May  31-Jul
Materials due to NJ              2-Oct  29-Nov  17-Jan  28-Jan   5-Mar   14-Mar   1-Apr  23-May   2-Jun   1-Aug   7-Aug
Map due                          2-Oct  29-Nov          28-Jan   5-Mar            1-Apr           2-Jun   1-Aug
mailing lists and ASO list
   due to TM8                   18-Oct  19-Dec  17-Jan  21-Feb   4-Apr   14-Mar  25-Apr  23-May  19-Jun  21-Aug   7-Aug
Images Start                     2-Oct  29-Nov  21-Jan  29-Jan  26-Feb   17-Mar  27-Mar  28-May  28-May           8-Aug
Pages Start                      2-Oct  29-Nov          29-Jan   5-Mar            2-Apr           3-Jun   4-Aug
Images Complete                 14-Oct  16-Dec          14-Feb  19-Mar           18-Apr          19-Jun  14-Aug
Pages Complete                  21-Oct  26-Dec          20-Feb   3-Apr           24-Apr          25-Jun  20-Aug
Final Approvals from NJ to NCI  28-Oct  31-Dec          25-Feb   8-Apr           29-Apr          30-Jun  25-Aug
Proofs Back from CBNCA                           5-Feb                   4-Apr           12-Jun                  26-Aug
Mail PDF/proofs to Banta         1-Nov   3-Jan   7-Feb  28-Feb  11-Apr   8-Apr    2-May  16-Jun   3-Jul  28-Aug  28-Aug
All files due at Banta           4-Nov   6-Jan  10-Feb   3-Mar  14-Apr   9-Apr    5-May  17-Jun   7-Jul  29-Aug
All proofs at NJ from Banta      7-Nov   9-Jan           6-Mar  16-Apr            8-May          10-Jul   4-Sep
All proofs & corx due at Banta   8-Nov  10-Jan           7-Mar                    9-May          11-Jul   5-Sep
Fax reproof to Kathleen         11-Nov  13-Jan  14-Feb  10-Mar  18-Apr   15-Apr  12-May  23-Jun  14-Jul   8-Sep   5-Sep
Estimated Press Check           12-Nov  14-Jan  18-Feb  11-Mar  22-Apr   16-Apr  13-May  25-Jun  15-Jul   9-Sep   9-Sep
Print Order #'s from Randy
   and Joe                      28-Oct  30-Dec          24-Feb                   28-Apr          30-Jun  22-Aug
Print Order Due at Banta         4-Nov   6-Jan           3-Mar                    5-May           7-Jul  29-Aug
Subscriber Tapes Due             1-Nov   9-Jan           6-Mar                    8-Mar          10-Jul   4-Sep
Estimated Bindery Starts        15-Nov  17-Jan  20-Feb  14-Mar  24-Apr   17-Apr  16-May  27-Jun  18-Jul  12-Sep  11-Sep
Start Ship Newstands            20-Nov  22-Jan  21-Feb  19-Mar  28-Apr   18-Apr  21-May  30-Jun  23-Jul  17-Sep  12-Sep
On Sale Date (always Tuesday)   10-Dec  11-Feb           8-Apr                   10-Jun          12-Aug   7-Oct
Binds                             PB      PB      pb      PB      PB       pb                              PB      pb
Pages                            248     272      48                       48                                      48
Print Order (M)                        122,306

                                                           Contract C-3794XXR3yr

                                  PROPOSAL FOR
                          NETWORK COMMUNICATIONS, INC.
                                   May 15, 2006

1. SUBJECT AND TERM OF AGREEMENT. NETWORK COMMUNICATIONS, INC. ("Customer"), a Georgia corporation located at 2305 Newport Parkway, Lawrenceville, Georgia 30046 and BANTA PUBLICATIONS GROUP ("Printer"), a division of the Banta Corporation located at 3401 Heartland Drive, Liberty, Missouri 64068-0298 agree that Printer shall print all of Customer's requirements commencing June 1, 2006 and continuing through May 31, 2009. Printer shall perform those printing services in accordance with the specifications and within the time(s) set forth, respectively, in the attached Specifications Schedule, and the Production Schedule either attached or (if not attached) established by mutual agreement of the parties conforming to Section 25 below. This Agreement shall replace the prior Agreement (see Contract #C-3794X3 dated April 29, 2003, in its entirety. This Agreement shall also apply to other, future work performed by Printer for Customer, as provided in Section 23 below.

If at any time during the tern of this Agreement Customer chooses to produce a title or titles included in this Agreement at Customer's own printing facility (facility owned / operated by Customer), Customer shall have the right to move such titles upon ninety (90) days written notification to Printer and upon full payment to Printer for all amounts owed on such title(s). Notwithstanding anything to the contrary herein, Customer shall have the option within its sole discretion to terminate this Agreement, with or without cause, upon advance written notification to Printer no less than 30 days subsequent to expiration of 6 month trial period, which expires on November 30, 2006. In the event of such termination, termination shall become effective 60 days after the date Printer receives written notice from Customer. Printer written notice. In such case, Customer would be obligated to make full payment to Printer for the work in process, further work performed by Printer under this Agreement, if applicable. In the event Customer does not exercise the option to terminate the Agreement within the designated 6 month trial period, the Agreement shall continue in full force and effect for the duration of the initial term. Upon expiration of the trail period, Customer shall have the right to terminate the Agreement per
Section 6 of this Agreement.

Customer shall have the right, during the term of the Agreement, to move work included in Section 1 of this Agreement to another Printer, not to exceed **** in manufacturing / ink sales; however, printer shall retain the right to produce work for Customer with an annual invoice value of no less than **** in manufacturing / ink sales. Also, related to this provision, Customer agrees to provide Printer the right of first refusal on any new publications Customer acquires during the term of the Agreement and / or publications currently published by Customer but produced at another printer.

2. PRICES. Prices for Printer's services are set forth in the attached Price Schedule. Those prices are based upon (i) Printer's labor costs on the date of this Agreement, (ii) Printer's material costs on the date of this Agreement and
(iii) Customer's specifications set forth in the Specifications Schedule. Any volume or trade discounts earned with respect to materials or services utilized by Printer or for which Printer contracts on behalf of Customer in connection with Printer's performance under this Agreement shall be and remain the property of the Printer.

SPECIFICATIONS & PRODUCTION:

          A. The specifications of the Work to be performed hereunder including, without limitation, quality of print production, trim size, body/cover page count, number of copies and schedule of production, are to reflect the some or better quality published previous to the execution of this Agreement by Printer for similar publications.

          B.   CHANGES TO SPECIFICATIONS AND PRODUCTION:

               1. The Work to be performed hereunder, shall be in accordance with the specification set forth herein, and completed in accordance with the production schedule attached.

               2. If Customer desires to make any changes in the Work to be performed hereunder (including, without limitation, trim size, number of pages and count), Printer shall use its best efforts to put such changes into effect within a reasonable amount of time. In the event such proposed changes result in an increase or decrease in the cost to Printer of performing the Work, Printer shall notify Customer of such increase or decrease (together with supporting documentation) and the parties hereto shall attempt to agree to a price adjustment that shall reflect fairly such increase or decrease. If any changes to the Price Schedule become effective after part of the Work has been done, or part of the material, utilities, fuel or services has been purchased, such adjustments to the Price Schedule shall apply only to Work done or purchases made after the effective date of such change.

                    In the event Customer chooses to revise the trim size of a publication or publications included in Section 1 of this Agreement to a size that would allow such publication(s) to be produced on a short cut-off press (i.e. trim size of 10 1/2"), and Printer is unable to regularly schedule such work on a short cut-off press at that time. Printer shall have ninety (90) days to transition such work to short cut-off press(es) and / or negotiate reduced paper usage requirements with Customer related to such change in specifications. If, after 90 days, Printer is unable or unwilling to commit such work to short cut-off press(es) on a regular scheduled basis and Printer and Customer are unable to mutually agree to reductions in paper usage requirements (subsidizing all or a portion of the reduced paper usage requirements inherent in short cut-off production), Customer shall have the right to have such publication(s) produced elsewhere and such publication(s) shall be removed from this Agreement.

               3. In the event that (i) Printer cannot accommodate any proposed changes in the specifications within a reasonable time, after Customer notifies Printer of such proposed change, or (ii) Printer and Customer cannot agree upon the amount of price increase or decrease resulting from such proposed change.

Customer shall have the option to have such publication(s) requiring such material change in specifications removed from this Agreement upon sixty (60) days written notice to Printer.

Prices may be adjusted by Printer solely to reflect additional costs resulting from changes in quantities or specifications; such adjustments will be calculated at Printer's standard rates in effect on the date of such changes, if applicable, and otherwise on any reasonable basis established by Printer. Prices may also be adjusted as provided in Section 3. Printer shall provide reasonable advance notice of price adjustments, which shall not be less than 30 days.

          C.   OVERTIME:

               1. The prices for the Work to be performed hereunder are based upon Printer performing the Work without requiring overtime. If overtime is required because of any delay by Printer, such overtime shall be at Printer's expense.

Customer recognizes that Printer's prices are exclusive of: (a) transportation charges, (b) charges for storage of paper and other materials furnished by Customer and of finished goods produced by Printer and (c) any manufacturer's, retailer's occupation, use, sales, excise, value added or other tax, or any charge of any nature whatsoever imposed by any governmental authority. Any such tax or charge shall be the responsibility of the Customer; charges for storage and transportation by Printer shall be based on Printer's standard rates in effect from time to time.

Printer shall commit to a 48 hour turnaround on estimates submitted to Printer by Customer, contingent upon complete and accurate bid specifications. Bid requests with a high level of complexity may require in excess of 48 hours. In such case, Estimator / Pricing Administrator shall immediately contact Customer to discuss/ determine lead time..

3. PRICE ADJUSTMENTS.

A. Except as provided in Section 2 above and in subsections 3B and 3C below, prices in this Agreement shall remain firm through May 31, 2009. Thereafter, prices shall be adjusted every 12 months thereafter to proportionately reflect any increases or decreases, since the effective date of this Agreement, in labor costs, including state or federal social security taxes or other taxes related to labor utilization, not to exceed the lesser of two percent or the change in the Consumer Price Index, U.S. City Average for All Urban Consumers (CPI) over the previous years CPI.

B. If at any time. Printer's costs of materials employed in connection with its services under this Agreement, including but not limited to film, plates, ink, adhesives and energy or utilities, but excluding paper, shall increase or decrease, then the prices for Printer's services shall be adjusted in proportion to such increase or decrease, effective the date of the cost increase or decrease to Printer. Printer shall provide reasonable advance notice of any such price adjustments, which shall not be less than 30 days.

C. If at any time after the effective date of this Agreement the Printer's purchase order cost of paper required in the performance of Printer's services under this Agreement shall increase or decrease, then the prices for Printer's services shall be adjusted in proportion to such increase or decrease, effective the date of the change in the Printer's purchase order cost. Printer shall provide reasonable advance notice of any such price adjustments, which shall not be less then 30 days, along with documentary proof reasonably supporting such adjustment(s).

D. Printer will, on or before the effective date of any price change under this Agreement, provide to Customer notice and an explanation of such change, together with documentary proof reasonably supporting such adjustment(s).

E. Printer agrees to rebate a certain percentage of the aggregate annual billings, excluding paper, shipping & handling, and postage, invoiced to Customer by Printer (including Printer's facilities in Liberty, Missouri, Long Prairie, Minnesota and Greenfield Ohio and including Print Services - Long Prairie), upon achieving the following annual sales levels:

    Sales Range        Rebate Percentage
    -----------        -----------------
$1,000,000-1,250,000          ****
$l,250,000-l,500,000          ****
$1,500,000-1,750,000          ****
$1,750,000-2,000,000          ****
$2,000,000-2,500,000          ****
$2,500,000-3,000,000          ****
$3,000,000-3,500,000          ****
$3,500,000-4,000,000          ****
$4,000,000 and over           ****

The rebate will be calculated on a twelve month, calendar year basis, January lst through December 31st (beginning with the 2005 calendar year), and shall include all work invoiced to Customer by Primer, excluding paper, shipping & handling, and postage, within the respective twelve month period. The rebate, if any, will be issued to Customer in the form of a check within forty-five (45) days of the expiration of each twelve month period.

F. TAXES: If Printer is required to pay any new or increased excise, privilege, processing, gross receipts, or similar tax not now imposed on account of any act required in performance of this Agreement, or if Printer is required to pay any new payroll or similar tax, the cost of such new or increased tax shall be added as an extra charge. Any sales, retailer's occupation, service occupation, value added or use tax imposed on account of this Agreement shall be added as an extra charge at the actual rate imposed on account of this Agreement.

G. NEW LAWS: Prices are also subject to adjustment to reflect cost increases due to laws or governmental regulations which are enacted or implemented after the date hereof (the "New Laws"). This shall include changes in the methods or the equipment used to perform the Work hereunder in order to comply with any New Laws, including, without limitation, a charge on the operation of such equipment or change in the method of performance of the Work in connection with any New Law (by example, and not by way of limitation, an environmental law) other than a fine resulting from any violation or violations of such New Laws. Whenever the prices set forth in the Price Schedule are changed in accordance with such New Laws, Printer agrees that it will notify Customer in writing as soon as possible but in no event later than thirty (30) days after such price change, specifying the reason for such change, and giving new prices applicable to all Work which has not yet begun and which shall be affected by such price change.

H. COMPLETED WORK: If any changes to the Price Schedule become effective after part of the Work has been done, or part of the material, utilities, fuel or services has been purchased, such adjustments to the Price Schedule shall apply only to Work done or purchases made after the effective date of such change.

4. PAYMENT TERMS.

A. Net payment shall be due within 5 days of Customer receiving invoice (via electronic mail; PDF format), except as provided in subsection C below. With payment received from customer within, 5 days of receipt of invoice, Customer may deduct an amount equal to three percent (3%) of the invoice amount (excluding shipping/handling and postage). Upon credit approval, Customer shall have the option to pay within 45 days of receipt of invoice. .In the event that Printer commences legal action to collect any sums due to Printer under this Agreement, Customer shall be responsible to reimburse Printer for Printer's costs of collection, including but not limited to Printer's attorneys' fees. Past-due invoices are subject to a service charge of 1-1/2% per month on the outstanding balance or, if less, the maximum such charge permitted by applicable law. Upon notice to Printer pursuant to Section 17, disputed items shall not be subject to a service charge, provided that Customer does not withhold payment of undisputed amounts. Customer shall not be responsible for payment of invoices dated more than ninety (90) days following completed production.

B. PRINTER SHALL INVOICE CUSTOMER AS FOLLOWS:

(1) Preparatory work, plates, presswork, binding, cartons, pallets, services preparatory for mailing finished work, freight and shipping charges, and paper furnished by Printer - upon completion of Printer's services with respect to each shipment of work under this Agreement; provided, however, that if the Customer delays the performance of Printer's services as established in the Production Schedule, printer may invoice for services rendered to date.

(2) Storage of paper and other materials furnished by Customer and of finished work produced by Printer - as incurred by Printer, per terms of Agreement / Price Schedule.

C. In advance of the mailing date for publications to be mailed, Customer shall deposit in the appropriate postal service office sufficient funds to cover all postage, permit fees and other postal service charges. Printer will handle all arrangements with the postal service and render statements of amounts due for postage, fees and other postal services.

5. PRODUCTION SCHEDULE. Each of the parties will use its best efforts to comply with the Production Schedule at all times. Customer's delay in furnishing and/or returning all paper, copy, specifications, artwork, proofs, copies or other material in accordance with the Production Schedule may result in an extension of scheduled delivery date(s) and/or additional charges to Customer for accelerated production at Printer's standard overtime rates then in effect.

Printer shall not subcontract any of the work to be performed by Printer hereunder without the prior written consent of the Customer in each instance.

6. QUALITY AND PERFORMANCE. If Printer shall fail in any respect to perform the work, in accordance with the agreed upon quality standards or schedules, except for (i) any failure caused by Customer's failure to meet any of its obligations in the production schedule, or (ii) any failure caused by Customer's original material, the Customer shall have the right to terminate this Agreement pursuant and subject to the following provisions: Customer shall give Printer written notice specifying in detail the failure or failures it claims. If such failures occur in two (2) or more issues of work within the same 12 month period, Customer shall have the right to terminate this Agreement by giving Printer written notice to that effect, in which case this Agreement will terminate sixty
(60) days thereafter. In the event of such termination, Customer shall be obligated to make full payment to Printer for the work in process and further work performed by the Printer under this Agreement. Upon request, Printer shall deliver to Customer F.O.B. Printer's dock, all artwork, film, paper and other property of the Customer then in possession of the Printer, upon full payment of amount owed to Printer.

7. PROOFS. Printer shall furnish Customer the proofs and materials set forth in the Specifications Schedule; and Customer shall return to Printer one set of proofs for each completed page indicating any and all changes (editorial and art). Press standing time awaiting Customer's approval shall be charged to Customer at Printer's standard rate then in effect for press standing time. Printer shall not be liable for errors or subsequent corrective costs for work completed pursuant to Customer's approval or for errors due to Customer's failure to order proofs, refusal to accept proofs, failure to return proofs marked with changes, or Customer's instructions to proceed without submission of proofs.

As reflected in Section 33 of this Agreement, Printer is committed to providing Customer state of the art soft proofing and utilizing closed loop color, with SWOP standards representing the benchmark for proofing standards between Customer and Printer.

8. MATERIALS FURNISHED BY CUSTOMER. Paper stock and other materials furnished by Customer shall be properly packed, free from dirt, grit, torn sheets, bad splices, etc. and shall comply with the specifications set forth in the Specifications Schedule, and with SWOP standards. Additional costs due to delays, impaired production or the necessity to repair or replace such materials because of Customer's failure to meet such standards shall be charged to Customer at Printer's standard rates then in effect. Semi-finished materials or covers furnished by Customer shall include manufacturing waste allowances Printer deems adequate and shall be adjusted to Printer's count

Printer shall not be liable for the fitness of any materials furnished by Customer unless directed by Customer, at additional cost to Customer, to make corrections, repairs, or substitutions Printer deems necessary. In no event does Printer assume responsibility for color fidelity of finished goods made from film furnished by Customer, unless proofed by Customer to Printer's requirements.

     Customer shall have the option to supply cover and text paper stock for the work unless otherwise agreed to with Printer. Printer agrees to consume Customer supplied paper at the rates as stated in the enclosed pricing and paper usage schedules as set forth herein. Printer agrees to report Customer supplied paper usage for each issue with that issue invoice. Each year of this agreement, on January 31, an annual accounting will be made to determine over or under usage of Customer supplied paper. Should this annual accounting determine that

Printer has over consumed Customer's paper. Printer agrees to pay Customer's average cost of such paper consumed in excess. All paper waste shall become property of Printer.

Should the annual accounting determine that Printer has under consumed Customer's paper, Printer agrees to reduce Customer paper usage requirements for the calendar year following such underconsumption, beginning January 1st of that year. Such reduction would be based on fifty percent (50%) of the actual underconsumption percentage. The parties hereby agree and acknowledge that any paper not used shall remain the property of the Customer. The calculation would be as follows:

Annual net underconsumption percentage (underconsumed pounds as a percentage of required pounds for the calendar year), divided by two. An example would be if net underconsumption for any given calendar year was three percent (3%), the paper usage requirements for the following calendar year would be reduced by one and one half percent (1.5%), beginning January 1st of that year.

In the event that Printer overconsumes Customer supplied paper in any given year, fifty percent (50%) of such overconsumption shall be reflected in Customer's paper usage requirements for the calendar year following such overconsumption, beginning January 1st of that year, not to exceed the original paper usage requirements.

9. INDEMNIFICATION

     A. PRINTER INDEMNIFICATION: Printer shall indemnify Customer and hold Customer, Customer's subsidiaries, parent corporations, and other affiliates and their respective officers, directors, employees and shareholders harmless from and against any and all losses, claims, damages, penalties, liabilities and expenses (but not consequential damages), including, without limitation, all fines, interest, legal fees and expenses and amounts paid in settlement, that arise from or are attributable to any third party claim that relates to (i) any act or omission of Printer in performing its services hereunder, (ii) any misrepresentation by Printer or breach of any warranty, covenant or agreement made by Printer hereunder or (iii) any unauthorized deletions, modifications or additions to the Work made by Printer.

     B. CUSTOMER INDEMNIFICATION: Customer agrees to indemnify and save Printer, Printer's subsidiaries, parent corporations, and other affiliates and their respective officers, directors, employees and shareholders harmless from and against any and all losses, claims or damages (but not consequential damages), including, without limitation, all fines, interest, legal fees and expenses and amounts paid in settlement, that arise from or are attributable to any third party claim that relates to (i) copyright infringement and any other claims that any rights have been infringed by the Work provided that such claims are based upon matters which were contained in the copy furnished to Printer by Customer and are not based on any unauthorized deletions, modifications, or additions to such copy by Printer and
          (ii) any misrepresentation by Customer -or breach of any warranty, covenant or agreement made by Customer -hereunder.

     C. RIGHT TO ASSUME DEFENSE OF CLAIM: Promptly after the assertion of any claim by a third party or occurrence of any event which may give determining price adjustments hereunder) to the effect that they have examined such records of Printer and that the adjustments in prices result from actual changes in costs and have been computed correctly and in accordance with the terms of this Agreement. If any adjustment in prices or amount payable to Printer was incorrectly or improperly determined, the price amount in question shall be properly computed and appropriate adjustments shall properly be made. In the event that foregoing opinion reveals a discrepancy in Printer's calculation, the cost of such opinion shall be borne by Printer; in all other events the cost of such opinion shall be borne by Customer.

10. BUSINESS REPLY MAIL. Customer shall be responsible for complying with all postal service requirements concerning business reply mail; and Printer shall not be liable to Customer for any damages or claims whatsoever in the event that business reply mail is rejected by the postal service.

11. QUANTITY VARIATION. Variations in quantity of 5% over (for quantities 0-15,000), 2.5% over (for quantities 15,000-50,000), or 2% over (for quantities 50,000+), and 0% under quantities ordered shall constitute acceptable delivery, and the excess or deficiency shall be charged or credited at the "additional thousands" rate set forth in the Price Schedule.

12. WARRANTY; LIMITATION OF LIABILITY

The Printer shall perform the Work in a good and workmanlike manner and in accordance with the specifications and production schedule. In the event the work is defective or delayed due substantially to the Printer's fault (including negligence), the Printer shall not be liable for special, incidental or consequential damages, including, but not limited to, lost profits or lost business. In the event of a delay caused substantially by Printer, the Printer shall perform delayed work as quickly as possible, using overtime, at Printer's expense, if necessary. In the event of defective work caused substantially by Printer, Printer shall credit Customer an amount equal to Printer's price to Customer for printing the defective or damaged pages, page or fraction thereof or for performing the service (such as, without limitation, printing mail list labels, geo-demographic binding and bar coding) for the individual copy(ies) involved, or, at Printer's option, replace the defective work.

In the event that Customer makes a cash rebate, allows a credit to an advertiser, or agrees to return an advertisement without charge because of mechanical or similar defects which affect the accuracy, position or readability of an advertisement, or because of a significant quality deficiency in the reproduction of such an advertisement, and if such defect shall be substantially due to the Printer's error or fault, then the Printer shall credit the Customer in an amount equal to the price charged by the Printer for producing such defective advertisement. A credit hereunder will include a proportionate share of the prices for prep work, presswork, ink, binding, mailing (including postage, but excluding any postal discounts), freight and paper, based on the portion of the work represented by the defective advertisement/work.

Freight claims or claims for defective, damaged or undelivered Work against any carrier for transportation of such work must be made by Customer against the carrier, but Printer, at Customer's expense, will assist Customer in Customer's pursuit of any such claim.

13. INSURANCE: Printer will maintain, at Printer's expense, property liability insurance on the actual cash value of all of Publisher's materials, work in process, and all production completed and not shipped, and on the actual cash value of all positives, copy, artwork, paper and other materials furnished by Publisher, while in Printer's care, custody and control. If Publisher's property is damaged as a result of an insured event under the applicable insurance policy, then, at Printer's option, Printer shall either replace Publisher's damaged property or reimburse Publisher for the actual cash value of the damaged property. Printer shall provide to Publisher a certificate of insurance upon request of Publisher.

14. TITLE AND RISK OF LOSS

     A. Customer shall bear the risk of loss or damage to finished work upon delivery of such work by Printer to a common or contract carrier or to the U.S. Postal Service, F.O.B., Printer's shipping dock. Printer assumes the risk of loss for all of Customer's work and other property in Printer's care, custody and control until, in the case of Customer's work, the same is shipped by Printer.

     B. Title to all paper, artwork, mechanicals, proofs, film negatives and positives, transparencies, paper, inserts and any other materials supplied or furnished by Customer shall remain the property of Customer ("Customer's Property"). Printer shall mark all such Customer's Property conspicuously as belonging to Customer. Printer shall use its best efforts to store Customer's Property separate and apart from the property of any of Printer's other clients.

Printer agrees that the delivery of such Customer's Property to Printer by Customer pursuant to this Agreement does not constitute a sale of any such Customer's Property. In the event any court were to determine the delivery of such Customer's Property to be a sale to Printer, Printer hereby grants to Customer a security interest in all Customer's Property. Printer agrees that Customer shall be entitled to make any appropriate filings pursuant to the Uniform Commercial Code to perfect a security interest in and to the Customer's Property.

15. STORAGE. Customer's digital files (storable raster/locked file format) shall be archived without charge (5 GB or less, per publication) for the duration of the Agreement. Storage of digital files beyond 5 GB per publication are chargeable, per the attached Price Schedule. If Customer's materials (excluding film or digital page files) are not shipped within 24 hours after notification to Customer that they are ready to be shipped, for any reason beyond Printer's reasonable control, including but not limited to Printer's retention of such materials pursuant to Section 19 below, Printer may store such materials at Customer's risk in a warehouse or at the facilities at which printing occurred, and Customer shall pay all resulting handling, transportation and storage charges as invoiced by Printer.

16. FORCE MAJEURE: Neither party shall be liable for delays or non-performance of this Agreement occasioned by accidents or causes beyond the parties' control, including, but not limited to, the unavailability of materials, purchased services, utilities or fuel (a "Force Majeure"), except that Customer shall continue to be obligated to pay Printer's invoices for completed Work as they become due.

In the event any Force Majeure event causes a stoppage or delay by Printer in the Work to be performed, Printer shall perform such parts of the Work as Printer is capable of performing, if any, to the extent that such partial performance does not interfere with Customer's ability to have the balance of the Work done elsewhere. Printer shall be entitled to resume the Work as promptly as practicable, consistent with Customer's contractual obligations to other printers.

In the event any Force Majeure results in any work stoppage by Printer that is reasonably expected to continue for more than sixty (60) days, Customer shall have the right to terminate this Agreement immediately thereafter.

17. CLAIMS. All claims for defective or damaged product or for shortages must be made by Customer in writing fully setting forth the nature of the alleged defect, damage or shortage, within 90 days after Customer's receipt thereof. Customer's failure to so notify Printer shall constitute irrevocable acceptance of the product and a waiver of any claim of defect, damage or shortage. Claims for damage or loss in transit must be made by Customer directly against the carrier.

18. THIS SECTION HAS BEEN LEFT INTENTIONALLY BLANK.

19. PRINTER'S SECURITY INTEREST AND RIGHTS UPON CUSTOMER'S DEFAULT. By execution of this Agreement, Customer grants to Printer a security interest in any property of Customer which may at any time come into the possession of Printer, to secure all obligations of Customer to Printer, whether arising prior of subsequent to the effective data of this Agreement, and whether or not arising out of or relating to this Agreement. If any amount due Printer from Customer shall remain unpaid at the due date, or if Customer defaults in the performance of any other covenant or condition of this Agreement or any other agreement with Printer, Printer shall have the right to terminate its obligations under this Agreement, to declare immediately due and payable all obligations of the Customer for the work theretofore furnished by the Printer under this Agreement, to retain possession of any product or materials owned by Customer (including but not limited to work-in-process and undelivered work) pending payment in full of all such obligations, to change credit terms with respect to any further work furnished by Printer, and/or to suspend or discontinue any further performance for Customer until overdue amounts are paid in full and until cash or security satisfactory to Printer covering further work, as may be required by Printer, is deposited in advance with Printer. These rights of Printer shall be in addition to and not in substitution for any other rights of Printer, and suspension or discontinuance of work by Printer pursuant to this Section shall not in any way prejudice any claim or right of action which Printer may have by reason of any breach of this Agreement or any other agreement by Customer.

20. RIGHT TO ASSURANCE. Whenever either party in good faith has reason to question the ability or intent of the other party to perform, the party having such question may demand in writing adequate assurance from the other party of its ability or intent to perform, and may suspend performance under this Agreement, pending such assurance. In the event that such a demand is made and such assurance is not given within a reasonable time, the party having made such demand may treat that failure as an anticipatory repudiation of this Agreement and exercise any appropriate remedy for repudiation.

21. BANKRUPTCY. If Customer makes an assignment for the benefit of creditors, or admits in writing its failure or inability to pay its debts as they become due, or becomes the subject of an "order for relief" within the meaning of that phrase in the U.S. Bankruptcy Code, or applies for or consents to the appointment of a receiver for any of its property. Printer may terminate this Agreement at any time, effective immediately upon notice. Such termination shall not relieve either party from any obligations accrued under this Agreement up to the date of notice of termination.

22. WAIVERS. No waiver by either party of any default by the other in the performance of or compliance with any provision, condition or requirement in this Agreement shall be deemed to be a waiver of, or in any manner release such other party from compliance with any such provision, condition or requirement in the future; nor shall any delay or omission of either party to exercise any right under this Agreement or otherwise in law in any manner impair the exercise of any such right thereafter.

23. OTHER WORK. In the event that, at any time during the term of this Agreement, Customer requests that Printer perform any work not related to the publication(s) identified in Section 1 above, and Printer agrees to do so, all rights and liabilities of Customer and Printer arising in connection with such other work (as well as the rights and liabilities of the parties in connection with Printer's work on the publication(s) identified in Section 1 above) shall be governed exclusively by the terms and conditions contained in this Agreement; provided, however, that, with respect to such other work, the Specifications, Price and Production Schedules to this Agreement shall be superseded by specifications, scheduling terms, quantities and prices set forth in accepted orders, to the extent that the same are inconsistent with such Schedules. No additional or different terms contained in any of Customer's forms or other correspondence shall be of any force or effect.

24. ENTIRE AGREEMENT. The attached Specifications Schedule and Price Schedule and the Production Schedule either attached or established is accordance with this Agreement form a part of this Agreement. This Agreement, together with such Schedules, is intended by the parties as the final and exclusive expression of their agreement, superseding all prior oral or written agreements, understandings, negotiations, representations and correspondence between the parties, on the subject of this Agreement. There are no conditions to this Agreement not expressed in this Agreement.

25. AMENDMENT. Except as provided in Sections 2 and 3, this Agreement, including the Schedules made a part of this Agreement, may be amended or supplemented only by a writing signed on behalf of both of the parties by their duly authorized representatives. In the event that the Production Schedule is not attached, mutual agreement to a Production Schedule shall be established only by a writing so signed.

26. ASSIGNMENT: Neither party may assign this Agreement without the prior written consent of the other party provided publisher may assign this agreement to any affiliate. This Agreement shall inure to the benefit of and be binding upon the parties hereto and to their respective legal successors and permitted assigns.

27. NOTICES. Notice required or permitted by this Agreement shall be deemed given only upon enclosure of such notice in an adequately certified overnight courier or an adequately post-paid envelope, deposited in a U.S. Post Office, sent certified mail - return receipt requested, and addressed to the party to be given notification at the address to which it has previously notified the party giving notice that notices are to be sent or, otherwise, to the address for the party receiving notice first set forth in this Agreement.

28. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the state of Georgia.

29. JURISDICTION AND VENUE. Each party hereby agrees that all disputes arising out of or relating to this Agreement shall be resolved by the state courts situated in the county where Printer's invoice(s) for its services is generated, or by the federal district court for the federal judicial district of which such county is a part. Each party hereby consents to the exclusive jurisdiction of such courts with respect to such matters.

30. TECHNOLOGY. Printer agrees to use it's commercially best efforts to improve and assure the quality and efficiency of the work being produced and to keep current with technological developments in the graphic arts, including, developments in software, processes and equipment (by way of example and not limitation, bindery, press, prepress, mailing and distribution equipment). Accordingly, Printer shall use its best efforts to enhance and assure existing manufacturing processes through improvement of equipment speeds, manning levels or other similar means (provided, quality and production are not affected) and to acquire, introduce and apply such new graphic arts technology to the work performed when deemed appropriate/reasonable by both parties.

31. UNPUBLISHED CONTENTS OF ISSUES. Printer shall use its best efforts to keep confidential the contents of unpublished issues. Notwithstanding any other provision of this Agreement, intentional and continuing violations of this provision by Printer shall entitle Customer to seek and obtain any equitable relief available, together with all the costs, expenses and damages incurred in connection therewith by Customer.

32. POSTAGE. The costs of postage and permits will be paid by Customer and Customer shall he responsible for establishing an account with sufficient funds to cover mailing.

Printer shall meet with Customer regularly to discuss alternative ways to mail the publications and the associated effects on postal rates and schedules. In the event of a change in postal regulations, the Printer will work with the Customer to take advantage of any new discounts. If the Printer is unable or unwilling to extend its services so as to enable the Customer to earn all available discounts offered by the U.S. Postal Service (services that Printer is equipped to provide), and the Customer is able to obtain such additional services elsewhere, such lack of ability or willingness shall constitute a material breach hereunder. In the event that provision of such services shall increase Printer's costs, Customer agrees to provide reasonable compensation to printer for such costs. In the event Printer is unwilling to provide such services because of Customer's failure to perform its obligations under this paragraph and/or payment obligations under this Agreement, such unwillingness shall not be deemed a material breach of this Agreement.

33. TECHNOLOGY INVESTMENT. Upon execution of this Agreement, Printer agrees to implement pre-press workflow enhancements (per attached), not to exceed a total investment of $50,000 on the part of Printer.

If this Agreement is terminated for any reason(s) prior to the expiration of this Agreement, Customer shall be obligated to pay Printer the remaining unamortized portion of the technology investment, and / or, if applicable and mutually agreed, equipment would be returned to Printer. The parties agree that the amortization period shall commence upon execution of this Agreement and shall continue through May 31, 2009.

34. SIGNING BONUS. Within 10 days of execution of this Agreement and successful completion of trial period (and Customer agrees to renewing Agreement through May 31, 2009), Printer agrees to provide Customer a signing bonus in the amount of thirty thousand dollars ($30,000). Such signing bonus shall be issued to Customer in the form of a check.

If this Agreement is terminated for any reason(s) prior to the expiration of this Amendment to Agreement, Customer shall be obligated to pay Printer the remaining unamortized portion of the bonus. The parties agree that the amortization period shall commence on December 1, 2006 and shall continue through May 31, 2009.

If the above terms are satisfactory, please sign two copies of this document and return them. It will then be an offer, subject to acceptance by an authorized agent of Printer at any time prior to 30 days after the date first above written. Upon acceptance, Printer will return one fully executed copy of the Agreement to Customer, and this Agreement will be a binding contract between Printer and Customer.

Respectfully submitted,


By
   ----------------------------------
   Bob Enton, Vice President of
   Sales, Eastern Region


AGREED TO:                              AGREED TO:

NETWORK COMMUNICATIONS, INC.            Banta Publications Group
(Customer)                              (a division of Banta Corporation)
                                        ("Printer")


By:                                     By:
    ---------------------------------       ------------------------------------
Title:                                  Title:
       ------------------------------          ---------------------------------
Date:                                   Date:
      -------------------------------         ----------------------------------

                                                           Contract C-3794XXR5yr

                                  PROPOSAL FOR
                          NETWORK COMMUNICATIONS, INC.
                                  May 15, 2006

1. SUBJECT AND TERM OF AGREEMENT. NETWORK COMMUNICATIONS, INC. ("Customer"), a Georgia corporation located at 2305 Newport Parkway, Lawrenceville, Georgia 30046 and BANTA PUBLICATIONS GROUP ("Printer"), a division of the Banta Corporation located at 3401 Heartland Drive, Liberty, Missouri 64068-0298 agree that Printer shall print all of Customer's requirements commencing June 1,2006 and continuing through May 31, 2011. Printer shall perform those printing services in accordance with the specifications and within the time(s) set forth, respectively, in the attached Specifications Schedule, and the Production Schedule either attached or (if not attached) established by mutual agreement of the parties conforming to Section 25 below. This Agreement shall replace the prior Agreement (see Contract #C-3794X3 dated April 29, 2003, in its entirety. This Agreement shall also apply to other, future work performed by Printer for Customer, as provided in Section 23 below.

If at any time during the term of this Agreement Customer chooses to produce a title or titles included in this Agreement at Customer's own printing facility (facility owned / operated by Customer), Customer shall have the right to move such titles upon ninety (90) days written notification to Printer and upon full payment to Printer for all amounts owed on such title(s).

Notwithstanding anything to the contrary herein, Customer shall have the option within its sole discretion to terminate this Agreement, with or without cause, upon advance written notification to Printer no less than 30 days subsequent to expiration of 6 month trial period, which expires on November 30, 2006. In the event of such termination, termination shall become effective 60 days after the date Printer receives written notice from Customer. Printer written notice. In such case, Customer would be obligated to make full payment to Printer for the work in process, further work performed by Printer under this Agreement, if applicable. In the event Customer does not exercise the option to terminate the Agreement within the designated 6 month trial period, the Agreement shall continue in full force and effect for the duration of the initial term. Upon expiration of the trail period, Customer shall have the right to terminate the Agreement per Section 6 of this Agreement.

Customer shall have the right, during the term of the Agreement, to move work included in Section 1 of this Agreement to another Printer, not to exceed **** in manufacturing / ink sales; however, Printer shall retain the right to produce work for Customer with an annual invoice value of no less than **** in manufacturing / ink sales. Also, related to this provision, Customer agrees to provide Printer the right of first refusal on any new publications Customer acquires during the term of the Agreement and / or publications currently published by Customer but produced at another printer.

2. PRICES. Prices for Printer's services are set forth in the attached Price Schedule. Those prices are based upon (i) Printer's labor costs on the date of this Agreement, (ii) Printer's material costs on the date of this Agreement and
(iii) Customer's specifications set forth in the Specifications Schedule. Any volume or trade discounts earned with respect to materials or services utilized by Printer or for which Printer contracts on behalf of Customer in connection with Printer's performance under this Agreement shall be and remain the property of the Printer.

SPECIFICATIONS & PRODUCTION:

     A. The specifications of the Work to be performed hereunder including, without limitation, quality of print production, trim size, body/cover page count, number of copies and schedule of production, are to reflect the same or better quality published previous to the execution of this Agreement by Printer for similar publications.

     B.   CHANGES TO SPECIFICATIONS AND PRODUCTION:

          1. All Work to be performed hereunder, shall be in accordance with the specification set forth herein, and completed in accordance with the production schedule attached.

          2. If Customer desires to make any changes in the Work to be performed hereunder (including, without limitation, trim size, number of pages and count), Printer shall use its best efforts to put such changes into effect within a reasonable amount of time. In the event such proposed changes result in an increase or decrease in the cost to Printer of performing the Work, Printer shall notify Customer of such increase or decrease (together with supporting documentation) and the parties hereto shall attempt to agree to a price adjustment that shall reflect fairly such increase or decrease. If any changes to the Price Schedule become effective after part of the Work has been done, or part of the material, utilities, fuel or services has been purchased, such adjustments to the Price Schedule shall apply only to Work done or purchases made after the effective date of such change.

               In the event Customer chooses to revise the trim size of a publication or publications included in Section 1 of this Agreement to a size that would allow such publication(s) to be produced on a short cut-off press (i.e. trim size of 10 1/2"), and Printer is unable to regularly schedule such work on a short cut-off press at that time, Printer shall have ninety (90) days to transition such work to short cut-off press(es) and / or negotiate reduced paper usage requirements with Customer related to such change in specifications. If, after 90 days, Printer is unable or unwilling to commit such work to short cut-off press(es) on a regular scheduled basis and Printer and Customer are unable to mutually agree to reductions in paper usage requirements (subsidizing all or a portion of the reduced paper usage requirements inherent in short cut-off production), Customer shall have the right to have such publication(s) produced elsewhere and such publication(s) shall be removed from this Agreement.

          3. In the event that (i) Printer cannot accommodate any proposed changes in the specifications within a reasonable time, after Customer notifies Printer of such proposed change, or (ii) Printer and Customer cannot agree upon the amount of price increase or decrease resulting from such proposed change.

Customer shall have the option to have such publication(s) requiring such material change in specifications removed from this Agreement upon sixty (60) days written notice to Printer.

Prices may be adjusted by Printer solely to reflect additional costs resulting from changes in quantities or specifications; such adjustments will be calculated at Printer's standard rates in effect on the date of such changes, if applicable, and otherwise on any reasonable basis established by Printer. Prices may also be adjusted as provided in Section 3. Printer shall provide reasonable advance notice of price adjustments, which shall not be less than 30 days.

     C.   OVERTIME:

          1. The prices for the Work to be performed hereunder are based upon Printer performing the Work without requiring overtime. If overtime is required because of any delay by Printer, such overtime shall be at Printer's expense.

Customer recognizes that Printer's prices are exclusive of: (a) transportation charges, (b) charges for storage of paper and other materials furnished by Customer and of finished goods produced by Printer and (c) any manufacturer's, retailer's occupation, use, sales, excise, value added or other tax, or any charge of any nature whatsoever imposed by any governmental authority. Any such tax or charge shall be the responsibility of the Customer, charges for storage and transportation by Printer shall be based on Printer's standard rates in effect from time to time.

Printer shall commit to a 48 hour turnaround on estimates submitted to Printer by Customer, contingent upon complete and accurate bid specifications. Bid requests with a high level of complexity may require in excess of 48 hours. In such case, Estimator / Pricing Administrator shall immediately contact Customer to discuss / determine lead time.

3. PRICE ADJUSTMENTS.

A. Except as provided in Section 2 above and in subsections 3B and 3C below, prices in this Agreement shall remain firm through May 31, 2009. Thereafter, prices shall be adjusted every 12 months thereafter to proportionately reflect any increases or decreases, since the effective date of this Agreement, in labor costs, including stale or federal social security taxes or other taxes related to labor utilization, not to exceed the lesser of two percent or the change in the Consumer Price Index, U.S. City Average for All Urban Consumers (CPI) over the previous years CPI.

B. If at any time, Printer's costs of materials employed in connection with its services under this Agreement, including but not limited to film, plates, ink, adhesives and energy or utilities, but excluding paper, shall increase or decrease, then the prices for Printer's services shall be adjusted in proportion to such increase or decrease, effective the date of the cost increase or decrease to Printer. Printer shall provide reasonable advance notice of any such price adjustments, which shall not be less than 30 days.

C. If at any time after the effective date of this Agreement the Printer's purchase order cost of paper required in the performance of Printer's services under this Agreement shall increase or decrease, then the prices for Printer's services shall be adjusted in proportion to such increase or decrease, effective the date of the change in the Printer's purchase order cost. Printer shall provide reasonable advance notice of any such price adjustments, which shall not be less than 30 days, along with documentary proof reasonably supporting such adjustment(s).

D. Printer will, on or before the effective date of any price change under this Agreement, provide to Customer notice and an explanation of such change, together with documentary proof reasonably supporting such adjustment(s).

E. Printer agrees to rebate a certain percentage of the aggregate annual billings, excluding paper, shipping & handling, and postage, invoiced to Customer by Printer (including Printer's facilities in Liberty, Missouri, Long Prairie, Minnesota and Greenfield Ohio and including Print Services - Long Prairie), upon achieving the following annual sales levels:

Sales Range            Rebate Percentage
-----------            -----------------
$1,000,000-1,250,000          ****
$l,25O,00O-l,500,000          ****
$1,500,000-1,750,000          ****
$1,750,000-2,000,000          ****
$2,000,000-2,500,000          ****
$2,500,000-3,000,000          ****
$3,000,000-3,500,000          ****
$3,500,000-4,000,000          ****
$4,000,000 and over           ****

The rebate will be calculated on a twelve month, calendar year basis, January 1st through December 31st (beginning with the 2005 calendar year), and shall include all work invoiced to Customer by Printer, excluding paper, shipping & handling, and postage, within the respective twelve month period. The rebate, if any, will be issued to Customer in the form of a check within forty-five (45) days of the expiration of each twelve month period.

F. Taxes: If Printer is required to pay any new or increased excise, privilege, processing, gross receipts, or similar tax not now imposed on account of any act required in performance of this Agreement, or if Printer is required to pay any new payroll or similar tax, the cost of such new or increased tax shall be added as an extra charge. Any sales, retailer's occupation, service occupation, value added or use tax imposed on account of this Agreement shall be added as an extra charge at the actual rate imposed on account of this Agreement.

G. New Laws: Prices are also subject to adjustment to reflect cost increases due to laws or governmental regulations which are enacted or implemented after the date hereof (the "New Laws"). This shall include changes in the methods or the equipment used to perform the Work hereunder in order to comply with any New Laws, including, without limitation, a charge on the operation of such equipment or change in the method of performance of the Work in connection with any New Law (by example, and not by way of limitation, an environmental law) other than a fine resulting from any violation or violations of such New Laws. Whenever the prices set forth in the Price Schedule are changed in accordance with such New Laws, Printer agrees that it will notify Customer in writing as soon as possible but in no event later than thirty (30) days after such price change, specifying the reason for such change, and giving new prices applicable to all Work which has not yet begun and which shall be affected by such price change;

H. Completed Work: If any changes to the Price Schedule become effective after part of the Work has been done, or part of the material, utilities, fuel or services has been purchased, such adjustments to the Price Schedule shall apply only to Work done or purchases made after the effective date of such change.

4. PAYMENT TERMS.

A. Net payment shall be due within 5 days of Customer receiving invoice (via electronic mail- PDF format), except as provided in subsection C below. With payment received from Customer within, 5 days of receipt of invoice, Customer may deduct an amount equal to three percent (3%) of the, invoice amount (excluding shipping/handling and postage). Upon credit approval, Customer shall have the option to pay within 45 days of receipt of invoice. In the event that Printer commences legal action to collect any sums due to Printer under this Agreement, Customer shall be responsible to reimburse Printer for Printer's costs of collection, including but not limited to Printer's attorneys' fees. Past-due invoices are subject to a service charge of 1-1/2% per month on the outstanding balance or, if less, the maximum such charge permitted by applicable law. Upon notice to Printer pursuant to Section 17, disputed items shall not be subject to a service charge, provided that Customer does not withhold payment of undisputed amounts. Customer shall not be responsible for payment of invoices dated more than ninety (90) days following completed production.

B. PRINTER SHALL INVOICE CUSTOMER AS FOLLOWS:

(1) Preparatory work, plates, presswork, binding, cartons, pallets, services preparatory for mailing finished work, freight and shipping charges, and paper furnished by Printer - upon completion of Printer's services with respect to each shipment of work under this Agreement; provided, however, that if the Customer delays the performance of Printer's services as established in the Production Schedule, printer may invoice for services rendered to date.

(2) Storage of paper and other materials furnished by Customer and of finished work produced by Printer - as incurred by Printer, per terms of Agreement / Price Schedule.

C. In advance of the mailing date for publications to be mailed, Customer shall deposit in the appropriate postal service office sufficient funds to cover all postage, permit fees and other postal service charges. Printer will handle all arrangements with the postal service and render statements of amounts due for postage, fees and other postal services.

5. PRODUCTION SCHEDULE. Each of the parties will use its best efforts to comply with the Production Schedule at all times. Customer's delay in furnishing and/or returning all paper, copy, specifications, artwork, proofs, copies or other material in accordance with the Production Schedule may result in an extension of scheduled delivery date(s) and/or additional charges to Customer for accelerated production at Printer's standard overtime rates then in effect.

Printer shall not subcontract any of the work to be performed by Printer hereunder without the prior written consent of the Customer in each instance.

6. QUALITY AND PERFORMANCE. If Printer shall fail in any respect to perform the work, in accordance with the agreed upon quality standards or schedules, except for (i) any failure caused by Customer's failure to meet any of its obligations in the production schedule, or (ii) any failure caused by Customer's original material, the Customer shall have the right to terminate this Agreement pursuant and subject to the following provisions: Customer shall give Printer written notice specifying in detail the failure or failures it claims. If such failures occur in two (2) or more issues of work within the same 12 month period, Customer shall have the right to terminate this Agreement by giving Printer written notice to that effect, in which case this Agreement will terminate sixty
(60) days thereafter. In the event of such termination, Customer shall be obligated to make full payment to Printer for the work in process and further work performed by the Printer under this Agreement. Upon request, Printer shall deliver to Customer F.O.B. Printer's dock, all artwork, film, paper and other property of the Customer then in possession of the Printer, upon full payment of amount owed to Printer.

7. PROOFS. Printer shall furnish Customer the proofs and materials set forth in the Specifications Schedule; and Customer shall return to Printer one set of proofs for each completed page indicating any and all changes (editorial and art). Press standing time awaiting Customer's approval shall be charged to Customer at Printer's standard rate then in effect for press standing time. Printer shall not be liable for errors or subsequent corrective costs for work completed pursuant to Customer's approval or for errors due to Customer's failure to order proofs, refusal to accept proofs, failure to return proofs marked with changes, or Customer's instructions to proceed without submission of proofs.

As reflected in Section 33 of this Agreement, Printer is committed to providing Customer state of the art soft proofing and utilizing closed loop color, with SWOP standards representing the benchmark for proofing standards between Customer and Printer.

8. MATERIALS FURNISHED BY CUSTOMER. Paper stock and other materials furnished by Customer shall be properly packed, free from dirt, grit torn sheets, bad splices, etc. and shall comply with the specifications set forth in the Specifications Schedule, and with SWOP standards. Additional costs due to delays, impaired production or the necessity to repair or replace such materials because of Customer's failure to meet such standards shall be charged to Customer at Printer's standard rates then in effect. Semi-finished materials or covers furnished by Customer shall include manufacturing waste allowances Printer deems adequate and shall be adjusted to Printer's count.

Printer shall not be liable for the fitness of any materials furnished by Customer unless directed by Customer, at additional cost to Customer, to make corrections, repairs, or substitutions Printer deems necessary. In no event does Printer assume responsibility for color fidelity of finished goods made from film furnished by Customer, unless proofed by Customer to Printer's requirements.

Customer shall have the option to supply cover and text paper stock for the work unless otherwise agreed to with Printer. Printer agrees to consume Customer supplied paper at the rates as stated in the enclosed pricing and paper usage schedules as set forth herein. Printer agrees to report Customer supplied paper usage for each issue with that issue invoice. Each year of this agreement, on January 31, an annual accounting will be made to determine over or under usage of Customer supplied paper. Should this annual accounting determine that

     Printer has over consumed Customer's paper. Printer agrees to pay Customer's average cost of such paper consumed in excess. All paper waste shall become property of Printer.

     Should the annual accounting determine that Printer has under consumed Customer's paper. Printer agrees to reduce Customer paper usage requirements for the calendar year following such underconsumption, beginning January 1st of that year. Such reduction would be based on fifty percent (50%) of the actual underconsumption percentage. The parties hereby agree and acknowledge that any paper not used shall remain the property of the Customer. The calculation would be as follows:

     Annual net underconsumption percentage (underconsumed pounds as a percentage of required pounds for the calendar year), divided by two. An example would be if net underconsumption for any given calendar year was three percent (3%), the paper usage requirements for the following calendar year would be reduced by one and one half percent (1.5%), beginning January 1st of that year.

     In the event that Printer overconsumes Customer supplied paper in any given year, fifty percent (50%) of such overconsumption shall be reflected in Customer's paper usage requirements for the calendar year following such overconsumption, beginning January 1st of that year, not to exceed the original paper usage requirements.

9. INDEMNIFICATION

     A. PRINTER INDEMNIFICATION: Printer shall indemnify Customer and hold Customer, Customer's subsidiaries, parent corporations, and other affiliates and their respective officers, directors, employees and shareholders harmless from and against any and all losses, claims, damages, penalties, liabilities and expenses (but not consequential damages), including, without limitation, all fines, interest, legal fees and expenses and amounts paid in settlement, that arise from or are attributable to any third party claim that relates to (i) any act or omission of Printer in performing its services hereunder, (ii) any misrepresentation by Printer or breach of any warranty, covenant or agreement made by Printer hereunder or (iii) any unauthorized deletions, modifications or additions to the Work made by Printer.

     B. CUSTOMER INDEMNIFICATION: Customer agrees to indemnify and save Printer, Printer's subsidiaries, parent corporations, and other affiliates and their respective officers, directors, employees and shareholders harmless from and against any and all losses, claims or damages (but not consequential damages), including, without limitation, all fines, interest, legal fees and expenses and amounts paid in settlement, that arise from or are attributable to any third party claim that relates to (i) copyright infringement and any other claims that any rights have been infringed by the Work provided that such claims are based upon matters which were contained in the copy furnished to Printer by Customer and are not based on any unauthorized deletions, modifications, or additions to such copy by Printer and
          (ii) any misrepresentation by Customer-or breach of any warranty, covenant or agreement made by Customer-hereunder.

     C. RIGHT TO ASSUME DEFENSE OF CLAIM: Promptly after the assertion of any claim by a third party or occurrence of any event which may give determining price adjustments hereunder) to the effect that they have examined such records of Printer and that the adjustments in prices result from actual changes in costs and have been computed correctly and in accordance with the terms of this Agreement. If any adjustment in prices or amount payable to Printer was incorrectly or improperly determined, the price amount in question shall be properly computed and appropriate adjustments shall properly be made. In the event that foregoing opinion reveals a discrepancy in Printer's calculation, the cost of such opinion shall be borne by Printer; in all other events the cost of such opinion shall be borne by Customer.

10. BUSINESS REPLY MAIL. Customer shall be responsible for complying with all postal service requirements concerning business reply mail; and Printer shall not be liable to Customer for any damages or claims whatsoever in the event that business reply mail is rejected by the postal service.

11. QUANTITY VARIATION. Variations in quantity of 5% over (for quantities 0-15,000), 2.5% over (for quantities 15,000-50,000), or 2% over (for quantities 50,000+), and 0% under quantities ordered shall constitute acceptable delivery, and the excess or deficiency shall be charged or credited at the "additional thousands" rate set forth in the Price Schedule.

12. WARRANTY; LIMITATION OF LIABILITY

The Printer shall perform the Work in a good and workmanlike manner and in accordance with the specifications and production schedule. In the event the work is defective or delayed due substantially to the Printer's fault (including negligence), the Printer shall not be liable for special, incidental or consequential damages, including, but not limited to, lost profits or lost business. In the event of a delay caused substantially by Printer, the Printer shall perform delayed work as quickly as possible, using overtime, at Printer's expense, if necessary. In the event of defective work caused substantially by Printer, Printer shall credit Customer an amount equal to Printer's price to Customer for printing the defective or damaged pages, page or fraction thereof or for performing the service (such as, without limitation, printing mail list labels, geo-demographic binding and bar coding) for the individual copy(ies) involved, or, at Printer's option, replace the defective work.

In the event that Customer makes a cash rebate, allows a credit to an advertiser, or agrees to rerun an advertisement without charge because of mechanical or similar defects which affect the accuracy, position or readability of an advertisement, or because of a significant quality deficiency in the reproduction of such an advertisement, and if such defect shall be substantially due to the Printer's error or fault, then the Printer shall credit the Customer in an amount equal to the price charged by the Printer for producing such defective advertisement. A credit hereunder will include a proportionate share of the prices for prep work, presswork, ink, binding, mailing (including postage, but excluding any postal discounts), freight and paper, based on the portion of the work represented by the defective advertisement / work.

Freight claims or claims for defective, damaged or undelivered Work against any carrier for transportation of such work must be made by Customer against the carrier, but Printer, at Customer's expense, will assist Customer in Customer's pursuit of any such claim.

13. INSURANCE: Printer will maintain, at Printer's expense, property liability insurance on the actual cash value of all of Publisher's materials, work in process, and all production completed and not shipped, and on the actual cash value of all positives, copy, artwork, paper and other materials furnished by Publisher, while in Printer's care, custody and control. If Publisher's property is damaged as a result of an insured event under the applicable insurance policy, then, at Printer's option, Printer shall either replace Publisher's damaged property or reimburse Publisher for the actual cash value of the damaged property. Printer shall provide to Publisher a certificate of insurance upon request of Publisher.

14. TITLE AND RISK OF LOSS

     A. Customer shall bear the risk of loss or damage to finished work upon delivery of such work by Printer to a common or contract carrier or to the U.S. Postal Service, F.O.B., Printer's shipping dock. Printer assumes the risk of loss for all of Customer's work and other property in Printer's care, custody and control until, in the case of Customer's work, the same is shipped by Printer.

     B. Title to all paper, artwork, mechanicals, proofs, film negatives and positives, transparencies, paper, inserts and any other materials supplied or furnished by Customer shall remain the property of Customer ("Customer's Property"). Printer shall mark all such Customer's Property conspicuously as belonging to Customer Printer shall use its best efforts to store Customer's Property separate and apart from the property of any of Printer's other clients.

     Printer agrees that the delivery of such Customer's Property to Printer by Customer pursuant to this Agreement does not constitute a sale of any such Customer's Property. In the event any court were to determine the delivery of such Customer's Property to be a sale to Printer, Printer hereby grants to Customer a security interest in all Customer's Property. Printer agrees that Customer shall be entitled to make any appropriate filings pursuant to the Uniform Commercial Code to perfect a security interest in and to the Customer's Property.

15. STORAGE. Customer's digital files (storable raster / locked file format) shall be archived without charge (5 GB or less, per publication) for the duration of the Agreement. Storage of digital files beyond 5 GB per publication are chargeable, per the attached Price Schedule. If Customer's materials (excluding film or digital page files) are not shipped within 24 hours after notification to Customer that they are ready to be shipped, for any reason beyond Printer's reasonable control, including but not limited to Printer's retention of such materials pursuant to Section 19 below. Printer may store such materials at Customer's risk in a warehouse or at the facilities at which printing occurred, and Customer shall pay all resulting handling, transportation and storage charges as invoiced by Printer.

16. FORCE MAJEURE: Neither party shall be liable for delays or non- performance of this Agreement occasioned by accidents or causes beyond the parties' control, including, but not limited to, the unavailability of materials, purchased services, utilities or fuel (a "Force Majeure"), except that Customer shall continue to be obligated to pay Printer's invoices for completed Work as they become due.

In the event any Force Majeure event causes a stoppage or delay by Printer in the Work to be performed, Printer shall perform such parts of the Work as Printer is capable of performing, if any, to the extent that such partial performance does not interfere with Customer's ability to have the balance of the Work done elsewhere. Printer shall be entitled to resume the Work as promptly as practicable, consistent with Customer's contractual obligations to other printers.

In the event any Force Majeure results in any work stoppage by Printer that is reasonably expected to continue for more than sixty (60) days, Customer shall have the right to terminate this Agreement immediately thereafter.

17. CLAIMS. All claims for defective or damaged product or for shortages must be made by Customer in writing fully setting forth the nature of the alleged defect, damage or shortage, within 90 days after Customer's receipt thereof. Customer's failure to so notify Printer shall constitute irrevocable acceptance of the product and a waiver of any claim of defect, damage or shortage. Claims for damage or loss in transit must be made by Customer directly against the carrier.

18. THIS SECTION HAS BEEN LEFT INTENTIONALLY BLANK.

19. PRINTER'S SECURITY INTEREST AND RIGHTS UPON CUSTOMERS DEFAULT. By execution of this Agreement, Customer grants to Printer a security interest in any property of Customer which may at any time come into the possession of Printer, to secure all obligations of Customer to Printer, whether arising prior subsequent to the effective data of this Agreement, and whether or not arising out of or relating to this Agreement. If any amount due Printer from Customer shall remain unpaid at the due date, or if Customer defaults in the performance of any other covenant or condition of this Agreement or any other agreement with Printer, Printer shall have the right to terminate its obligations under this Agreement, to declare immediately due and payable all obligations of the Customer for the work theretofore furnished by the Printer under this Agreement, to retain possession of any product or materials owned by Customer (including but not limited to work-in-process and undelivered work) pending payment in full of all such obligations, to change credit terms with respect to any further work furnished by Printer, and/or to suspend or discontinue any further performance for Customer until overdue amounts are paid in full and until cash or security satisfactory to Printer covering further work, as may be required by Printer, is deposited in advance with Printer. These rights of Printer shall be in addition to and not in substitution for any other rights of Printer; and suspension or discontinuance of work by Printer pursuant to this Section shall not in any way prejudice any claim or right of action which Printer may have by reason of any breach of this Agreement or any other agreement by Customer.

20. RIGHT TO ASSURANCE. Whenever either party in good faith has reason to question the ability or intent of the other party to perform, the party having such question may demand in writing adequate assurance from the other party of its ability or intent to perform, and may suspend performance under this Agreement, pending such assurance. In the event that such a demand is made and such assurance is not given within a reasonable time, the party having made such demand may treat that failure as an anticipatory repudiation of this Agreement and exercise any appropriate remedy for repudiation.

21. BANKRUPTCY. If Customer makes an assignment for the benefit of creditors, or admits in writing its failure or inability to pay its debts as they become due, or becomes the subject of an "order for relief within the meaning of that phrase in the U.S. Bankruptcy Code, or applies for or consents to the appointment of a receiver for any of its property, Printer may terminate this Agreement at any time, effective immediately upon notice. Such termination shall not relieve either party from any obligations accrued under this Agreement up to the date of notice of termination.

22. WAIVERS. No waiver by either party of any default by the other in the performance of or compliance with any provision, condition or requirement in this Agreement shall be deemed to be a waiver of, or in any manner release such other party from compliance with party such provision, condition or requirement in the future; nor shall any delay or omission of either party to exercise any right under this Agreement or otherwise in law in any manner impair the exercise of any such right thereafter.

23. OTHER WORK. In the event that, at any time during the term of this Agreement, Customer requests that Printer perform any work not related to the publication(s) identified in Section 1 above, and Printer agrees to do so, all rights and liabilities of Customer and Printer arising in connection with such other work (as well as the rights and liabilities of the parties in connection with Printer's work on the publication(s) identified in Section 1 above) shall be governed exclusively by the terms and conditions contained in this Agreement; provided, however, that, with respect to such other work, the Specifications, Price and Production Schedules to this Agreement shall be superseded by specifications, scheduling terms, quantities and prices set forth in accepted orders, to the extent that the same are inconsistent with such Schedules. No additional or different terms contained in any of Customer's forms or other correspondence shall be of any force or effect.

24. ENTIRE AGREEMENT. The attached Specifications Schedule and Price Schedules and the Production Schedule either attached or established in accordance with this Agreement form a part of this Agreement. This Agreement, together with such Schedules, is intended by the parties as the final and exclusive expression of their agreement, superseding all prior oral or written agreements, understandings, negotiations, representations and correspondence between the parties, on the subject of this Agreement. There are no conditions to this Agreement not expressed in this Agreement.

25. AMENDMENT. Except as provided in Sections 2 and 3, this Agreement, including the Schedules made a part of this Agreement, may be amended or supplemented only by a writing signed on behalf of both of the parties by their duly authorized representatives. In the event that the Production Schedule is not attached, mutual agreement to a Production Schedule shall be established only by a writing so signed.

26. ASSIGNMENTS. Neither party may assign this Agreement without the prior written consent of the other party provided publisher may assign this agreement to any affiliate. This Agreement shall inure to the benefit of and be binding upon the parties hereto and to their respective legal successors and permitted assigns.

27. NOTICES. Notice required or permitted by this Agreement shall be deemed given only upon enclosure of such notice in an adequately certified overnight courier or an adequately post-paid envelope, deposited in a U.S. Post Office, sent certified mail - return receipt requested, and addressed to the party to be given notification at the address to which it has previously notified the party giving notice that notices are to be sent or, otherwise, to the address for the party receiving notice first set forth in this Agreement.

28. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the state of Georgia.

29. JURISDICTION AND VENUE. Each parry hereby agrees that all disputes arising out of or relating to this Agreement shall be resolved by the state courts situated in the county where Printer's invoice(s) for its services is generated, or by the federal district court for the federal judicial district of which such county is a part. Each party hereby consents to the exclusive jurisdiction of such courts with respect to such matters.

30. TECHNOLOGY. Printer agrees to use it's commercially best efforts to improve and assure the quality and efficiency of the work being produced and to keep current with technological developments in the graphic arts, including, developments in software, processes and equipment (by way of example and not limitation, bindery, press, prepress, mailing and distribution equipment). Accordingly, Printer shall use its best efforts to enhance and assure existing manufacturing processes through improvement of equipment speeds, manning levels or other similar means (provided, quality and production are not affected) and to acquire, introduce and apply such new graphic arts technology to the work performed when deemed appropriate / reasonable by both parties.

31. UNPUBLISHED CONTENTS OF ISSUES. Printer shall use its best efforts to keep confidential the contents of unpublished issues. Notwithstanding any other provision of this Agreement, intentional and continuing violations of this provision by Printer shall entitle Customer to seek and obtain any equitable relief available, together with all the costs, expenses and damages incurred in connection therewith by Customer.

32. POSTAGE. The costs of postage and permits will be paid by Customer and Customer shall he responsible for establishing an account with sufficient funds to cover mailing.

Printer shall meet with Customer regularly to discuss alternative ways to mail the publications and the associated effects on postal rates and schedules. In the event of a change in postal regulations, the Printer will work with the Customer to take advantage of any new discounts. If the Printer is unable or unwilling to extend its services so as to enable the Customer to earn all available discounts offered by the U.S. Postal Service (services that Printer is equipped to provide), and the Customer is able to obtain such additional services elsewhere, such lack of ability or willingness shall constitute a material breach hereunder. In the event that provision of such services shall increase Printer's costs. Customer agrees to provide reasonable compensation to printer for such costs. In the event Printer is unwilling to provide such services because of Customer's failure to perform its obligations under this paragraph and / or payment obligations under this Agreement, such unwillingness shall not be deemed a material breach of this Agreement.

33. TECHNOLOGY INVESTMENT. Upon execution of this Agreement, Printer agrees to implement pre-press workflow enhancements (per attached), not to exceed a total investment of $50,000 on the part of Printer.

If this Agreement is terminated for any reason(s) prior to the expiration of this Agreement, Customer shall be obligated to pay Printer the remaining unamortized portion of the technology investment, and / or, if applicable and mutually agreed, equipment would be returned to Printer. The parties agree that the amortization period shall commence upon execution of this Agreement and shall continue through May 31, 2011.

34. SIGNING BONUS. Within 10 days of execution of this Agreement and successful completion of trial period (and Customer agrees to renewing Agreement through May 31, 2011), Printer agrees to provide Customer a signing bonus in the amount of thirty thousand dollars ($30,000). Such signing bonus shall be issued to Customer in the form of a check.

If this Agreement is terminated for any reason(s) prior to the expiration of this Amendment to Agreement, Customer shall be obligated to pay Printer the remaining unamortized portion of the bonus. The parties agree that the amortization period shall commence on December 1, 2006 and shall continue through May 31, 2011.

If the above terms are satisfactory, please sign two copies of this document and return them. It will then be an offer, subject to acceptance by an authorized agent of Printer at any time prior to 30 days after the date first above written. Upon acceptance, Printer will return one fully executed copy of the Agreement to Customer; and this Agreement will be a binding contract between Printer and Customer.

Respectfully submitted,


By
   ----------------------------------
   Bob Eaton, Vice President of Sales,
   Eastern Region


AGREED TO:                              AGREED TO:

NETWORK COMMUNICATIONS, INC.            Banta Publications Group
(Customer)                              (a division of Banta Corporation)
                                        ("Printer")


By:                                     By:
    ---------------------------------       ------------------------------------
Title:                                  Title:
       ------------------------------          ---------------------------------
Date:                                   Date:
      -------------------------------         ----------------------------------